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Exhibit 12.1

Public Service Company of Oklahoma
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended June 30, 2001

                   Twelve Months Ended
                         06/30/01              2000      1999      1998      1997      1996
                         --------            -------------------------------------------------
                                                       (thousands, except ratios)

Operating Income         $ 91,591           $ 96,669  $ 98,713  $115,074  $ 82,024  $ 99,738
Adjustments
  Income Taxes             37,116             10,291    18,562    52,494    12,313    25,257
  Provision for
    Deferred Income
      Taxes                (4,016)            25,453    14,521    (1,651)    8,615    (2,526)
Deferred Investment
      Tax Credits          (1,791)            (1,791)   (1,791)   (1,795)   (2,278)   (2,784)
Charges for Investments
      and Plant Development
      Costs, Net of Tax      -                  -         -         -          (75)  (35,708)
Other Income and Deductions 8,015              8,739       745      (951)      729       (95)
Allowance for Borrowed and
  Equity Funds Used During
  Construction              8,004              4,631     1,636     2,029     2,317     1,722
                         --------           --------  --------  --------  --------  ---------
     Earnings            $138,919           $143,992  $132,386  $165,200  $103,645  $ 85,604
                         ========           ========  ========  ========  ========  ========

Fixed Charges:
  Interest on
   Long-term Debt         $28,902            $26,473   $26,528   $29,136   $30,474   $30,555
  Interest on
   Short-term Debt         11,545             10,902     7,058     4,107     4,100     5,623
  Distributions on Trust
   Preferred Securities     6,000              6,000     6,000     6,000     3,967      -
                          -------            -------   -------   -------   -------   --------
    Fixed Charges         $46,447            $43,375   $39,586   $39,243   $38,541   $36,178
                          =======            =======   =======   =======   =======   =======

Ratio of Earnings to
  Fixed Charges              2.99               3.31      3.34      4.20      2.68      2.36

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